MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Barb Gould

330-796-8576

FOR IMMEDIATE RELEASE

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Goodyear to Report Strong Third Quarter Results

AKRON, Ohio, Nov. 5, 2004 – The Goodyear Tire & Rubber Company announced that it expects to report record sales in addition to earnings in the range of 19 cents to 21 cents per share for the third quarter of 2004. This compares to a loss of 68 cents per share in the third quarter of 2003, as restated. All per share amounts are diluted.

The improvement was driven by improved segment operating income in all seven of the company’s businesses. Total segment operating income for the quarter is expected to approximately double compared to the 2003 period.

Third quarter sales are expected to be a record of approximately $4.7 billion, up from $3.9 billion in the third quarter of 2003. Improved pricing and product mix and higher unit volume contributed to the sales growth.

The 2004 quarter will include previously announced rationalization charges, mostly related to cost-reduction activities in the company’s non-tire businesses, which were largely offset by favorable tax adjustments related to the settlement of prior-year tax liabilities.

The company will file an amended 2003 Form 10-K that will include additional financial disclosures related to certain affiliates, the results of which were included on an equity basis. This amended 2003 Form 10-K filing will also include a restatement of the company’s prior-period financial statements, including its first and second quarter 2004 Form 10-Qs, to reflect after-tax expense adjustments of approximately $4.6 million. Most of these adjustments were identified through the implementation of the company’s previously announced measures to improve its financial controls.

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In addition to these adjustments, the company identified a misclassification of deferred income tax assets and liabilities in its Consolidated Balance Sheet at December 31, 2003. The misclassification overstated total assets and total liabilities by approximately $360 million each. As part of the restatement, Goodyear will correct the misclassification, which will also impact the March 31, 2004 and June 30, 2004 Consolidated Balance Sheets by equivalent amounts. The correction has no impact on shareholders’ equity, net income or cash flows.

Goodyear does not expect any of the changes to the 2003 Form 10-K to impact covenants under the company’s existing financing arrangements.

“We look forward to reporting significant operating improvements across the board, demonstrating that we are on the right track to continue our turnaround,” said Robert J. Keegan, chairman and chief executive officer. “At the same time, we are fully committed to accurate and transparent financial reporting, and we continue to implement stronger controls.”

The company expects to report its third quarter results and file its third quarter financial statements by the November 9 deadline as required by federal securities laws. These financial statements will include detailed information regarding the restatement. The company will file an amended Form 10-K for 2003, as well as amended Form 10-Qs for the first and second quarters of 2004 to reflect these adjustments as expeditiously as possible.

Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries around the world. Goodyear employs about 85,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including, without limitation, the finalization of the company’s financial statements for the quarter ended September 30, 2004. In addition, the audit of the adjustments to the prior period financial statements is not complete. Accordingly, it is possible that the range of amounts reflected above may change. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended

June 30, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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